UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to § 240.14a-12
EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)
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EAGLE MATERIALS INC.
3811 Turtle Creek Blvd, Suite 1100
Dallas, Texas 75219-4487
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 27, 2006
To the stockholders of Eagle Materials Inc.:
     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Eagle Materials Inc. (the “Company”) will be held in the Ballroom of the Melrose Hotel, located at 3015 Oak Lawn Avenue, Dallas, Texas 75219 at 8:00 a.m., local time, on Thursday, July 27, 2006, for the following purposes:
(1)	Election of Directors. Holders of common stock, par value $0.01 per share (“Common Stock”), will be asked to elect three Class III directors, each to hold office for three years.

(2)	Ratification of the Appointment of Ernst & Young LLP. You will also be asked to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

(3)	Other Business. In addition, you may be asked to vote upon such other matters as properly come before the annual meeting, or any adjournment thereof.
     The board of directors of the Company has fixed the close of business on June 2, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of Common Stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A list of holders of Common Stock will be available for examination by any stockholder at the meeting and, during the ten-day period preceding the meeting date, at the executive offices of the Company located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487.
     For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have more questions about these proposals or would like additional copies of the proxy statement, please contact: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487 (telephone: (214) 432-2000).
     You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting in person, please vote through the Internet or by telephone or fill in, sign, date and promptly return the accompanying form of proxy in the enclosed postage-paid envelope so that your shares may be represented and voted at the annual meeting. This will not limit your right to attend or vote at the annual meeting. Your proxy will be returned to you if you choose to attend the annual meeting and request that it be returned. Shares will be voted in accordance with the instructions contained in the enclosed proxy, but if the proxies that are signed and returned to us do not specify a vote on any proposal, the proxies will be voted “for” the election of the nominees for director named in this proxy statement and “for” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

By Order of the Board of Directors

JAMES H. GRAASS
Executive Vice President,
General Counsel and Secretary

Dallas, Texas
June 21, 2006

INTRODUCTION
ABOUT THE MEETING
OUR CAPITAL STOCK
ELECTION OF DIRECTORS AND RELATED MATTERS
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
EXECUTIVE COMPENSATION
STOCK OWNERSHIP
CERTAIN TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
FORM 10-K

EAGLE MATERIALS INC.
3811 Turtle Creek Blvd., Suite 1100
Dallas, Texas 75219-4487
INTRODUCTION
     The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of Eagle Materials Inc., which we refer to in this proxy statement as the “Company,” for use at the annual meeting of stockholders of the Company and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. This proxy statement and accompanying proxy were first mailed to our stockholders on or about June 21, 2006.
Date, Time and Place of the Annual Meeting
          The 2006 annual meeting of our stockholders will be held in the Ballroom of the Melrose Hotel, located at 3015 Oak Lawn Avenue, Dallas, Texas 75219 at 8:00 a.m., local time, on Thursday, July 27, 2006.
Purposes of the Annual Meeting and Recommendations of our Board of Directors
     At the meeting, action will be taken upon the following matters:
(1)	Election of Directors. Holders of common stock, par value $.01 per share, will be asked to elect three Class III directors, each to hold office for a term of three years.

Our board of directors recommends that you vote “for” the election of the three nominees for director named in this proxy statement.

(2)	Ratification of the Appointment of Ernst & Young LLP. We are asking you to ratify the appointment by our board of directors of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

Our board of directors recommends that you vote “for” the ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ended March 31, 2007.

(3)	Other Business. In addition, you may be asked to vote upon such other matters, if any, as properly come before the annual meeting, or any adjournment thereof.
     Our board of directors does not know of any matters to be acted upon at the meeting other than the matters set forth in items (1) and (2) above.

ABOUT THE MEETING
Who Can Vote
     The record date for the determination of holders of the Company’s Common Stock, par value $.01 per share (our “Common Stock”), entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 2, 2006. In this proxy statement, we refer to this date as the “record date.” As of the record date, there were 50,406,400 shares of our Common Stock issued and outstanding and entitled to vote at the meeting.
     The holders of Common Stock will be entitled to one vote per share upon the election of directors and each other matter that may properly be brought before the meeting or any adjournment thereof. There is no cumulative voting. Our stock transfer books will not be closed in connection with the meeting.
How Proxies Will be Voted
     Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any direction given, the shares will be voted “for” election of the nominees for director named in the proxy and the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors. The board of directors does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of the Company’s stockholders come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters.
How to Revoke Your Proxy
     You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487. No such revocation shall be effective, however, unless and until received by the Company at or prior to the meeting.
Quorum and Required Vote
     The presence at the meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of capital stock of the Company entitled to vote on any matter shall constitute a quorum for purposes of such matter. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. Each Class III director will be elected by a plurality of votes cast at the meeting by holders of Common Stock. Abstentions and broker non-votes will not affect the outcome of the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting is required to ratify the appointment by our board of directors of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2007. Abstentions and broker non-votes will have the same effect as votes against the ratification of our accountants.
Expenses of Soliciting Proxies
     The cost of soliciting proxies for the meeting will be borne by the Company. Solicitations may be made on behalf of our board of directors by mail, personal interview, telephone or other electronic means by officers and other employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, we have retained the firm of Georgeson Shareholder Communications, Inc., which will receive a fee of approximately $8,500.00, in addition to the reimbursement of out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to persons on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those persons. In compliance with the regulations of the Securities and Exchange Commission (“SEC”), and the New York Stock Exchange (“NYSE”), we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our Common Stock.

How You Can Vote
     You can vote your shares at the meeting or by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.
OUR CAPITAL STOCK
     Our outstanding capital stock consists solely of Common Stock. From January 30, 2004 until April 11, 2006, we had two classes of common stock — common stock, par value $.01 per share, which we refer to as our “Original Common Stock,” and Class B common stock, par value $.01 per share, which we refer to as our “Class B Common Stock.” Our Original Common Stock and our Class B Common Stock were identical except for the right of holders of Class B Common Stock to elect at least 85% of the members of our board of directors. The two classes of common stock were created in connection with the spin-off (the “Spin-Off”) of the Company from its former parent, Centex Corporation (“Centex”), which was completed on January 30, 2004. For additional information regarding the Spin-off and related transactions, we refer you to the proxy statement that we filed with the SEC on December 1, 2003 in connection with the special meeting of our stockholders held to approve the reclassification of our capital stock in connection with the Spin-Off and certain other matters.
     On February 24, 2006, the Company completed a three-for-one stock split in the form of a 200% stock dividend on all outstanding shares of our Original Common Stock and Class B Common Stock (the “Stock Split”). All figures in this proxy statement involving number of shares, restricted stock units and stock options granted before the Stock Split have been adjusted to reflect the Stock Split.
     On April 11, 2006, we completed a transaction to eliminate our dual class common stock structure. On that day, at a special stockholders meeting, our stockholders approved an amendment to our restated certificate of incorporation to exchange our Original Common Stock and our Class B Common Stock into our new Common Stock. As a result of this transaction, all holders of our single class of Common Stock now have identical rights in all matters properly brought before the stockholders for a vote, including the election of directors.
     Our Common Stock is listed on the NYSE under the symbol “EXP.”
ELECTION OF DIRECTORS AND RELATED MATTERS
General
     Our board of directors is the ultimate decision-making body of the Company except with respect to those matters reserved to our stockholders. The primary responsibilities of our board include:
•	the selection, compensation and evaluation of our Chief Executive Officer and oversight over succession planning;

•	oversight of our strategic planning;

•	approval of all our material transactions and financings;

•	providing assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	advising management on major issues that may arise; and

•	evaluating the performance of the board and its committees, and making appropriate changes where necessary.
     Members of our board of directors are divided into three classes based on their term of office (Class I, II and III). The directors in each such class hold office for staggered terms of three years each. At present, we have three Class I directors, two Class II directors and three Class III directors.

     The following table shows the composition of our Board after the annual meeting, assuming the election of the proposed slate of director nominees:

CLASS	DIRECTORS
Class I: Term expires at the 2007	Robert L. Clarke
annual meeting and every three years	Frank W. Maresh
thereafter	Steven R. Rowley

Class II: Term expires at the 2008
annual meeting and every three years	Laurence E. Hirsch
thereafter	Michael R. Nicolais

Class III: Term expires at the 2009	F. William Barnett
annual meeting and every three years	O.G. Dagnan
thereafter	David W. Quinn
     NYSE corporate governance rules require that our board of directors be comprised of a majority of independent directors. Our board of directors has determined, upon the recommendation of the corporate governance and nominating committee, which we sometimes refer to as the “nominating committee,” that all members of our board of directors, other than Messrs. Hirsch, Rowley and Quinn, are “independent” within the meaning of the independence requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the corporate governance rules of the NYSE.
     In determining that five of our directors are “independent,” our board of directors considered the following facts:
•	Messrs. F. William Barnett, Robert L. Clarke and Frank W. Maresh have no relationship with the Company or its management that potentially affects their independence.

•	Mr. O.G. Dagnan is a former Chief Executive Officer of the Company who retired as an officer and employee of the Company in July 1999, and has had no relationship with the Company since that time (other than his relationship as a director). Mr. Dagnan was granted certain stock options by the Company during the time he served as an executive officer, the last of which were exercised in 2002. Because of the length of time since his retirement from the Company, and in light of the absence of any compensatory or other arrangements between the Company and Mr. Dagnan since the date of his retirement (other than compensation for his services as a director and for exercised stock options, as described above), our board of directors has determined that Mr. Dagnan has no material relationship with the Company.

•	Mr. Michael R. Nicolais entered into an employment relationship with a company owned by another member of our board of directors, Laurence E. Hirsch, in 2004. In particular, in April 2004, Mr. Nicolais accepted employment as president of Highlander Partners L.P. (“Highlander”), a newly formed private investment partnership of which Mr. Laurence E. Hirsch, a director of the Company, is the sole equity owner. In view of, among other things: (i) the fact that Mr. Nicolais has never served as an officer or employee of the Company or any of its parents or subsidiaries; (ii) the fact that the employment relationship between Mr. Nicolais and Highlander commenced after the completion of the Spin-Off and after the date Mr. Hirsch retired as an executive officer and director of Centex, which is the former parent of the Company; (iii) the fact that the investment services to be provided by Mr. Nicolais to Highlander are largely unrelated to the Company (except to the extent that such services may in the future involve investment services relating to shares of our Common Stock held by Mr. Hirsch); and (iv) the board’s belief that Mr. Nicolais is able to act independently from the Company and its management in connection with matters submitted to and considered by our board of directors, our board determined in its business judgment that Mr. Nicolais has no material relationship with the Company.

Nominees
     Each of the nominees listed below is currently a member of our board of directors. Each of these nominees has been nominated by our corporate governance and nominating committee after considering the criteria described below under the heading “Corporate Governance and Nominating Committee.” We have no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, proxies may be voted for substitute nominees. A plurality of votes cast by the holders of our Common Stock will be required to elect the nominees for director.
Recommendation of the Board
     Our board of directors recommends that holders of Common Stock vote “for” the election of the nominees listed below to serve as Class III directors for a three-year term ending at our 2009 annual meeting of stockholders:
F. William Barnett
O.G. Dagnan
David W. Quinn
     Set forth below is information about the nominees standing for election at our 2006 annual meeting, as well as our continuing directors whose terms of office do not expire at the 2006 annual meeting. The biographical information appearing below regarding the nominees for director and continuing directors has been furnished to us by the respective nominees and directors:
Nominees for Directors Whose Terms Expire at our 2006 Annual Meeting
(Class III Directors)

		Year
		First	Business Experience and Principal Occupation;
Name	Age	Elected	Directorships in Public Corporations and Investment Companies
F. William Barnett	59	2003	Mr. Barnett currently chairs our compensation committee. Mr. Barnett also serves on our corporate governance and nominating committee. Mr. Barnett retired in 2003 from his position as a director in the Dallas office of McKinsey & Company, Inc., an international consulting firm, after 23 years of employment. Mr. Barnett is also a director of Papa Johns International, Inc.

O.G. Dagnan	66	1990	Mr. Dagnan served as our Chief Executive Officer from January 1990 through his retirement in July 1999 and chairman of our board of directors from January 1990 to January 1994 and December 1997 through his retirement in July 1999. Mr. Dagnan served as our President from January 1990 through December 1997, and as our Senior Vice President — Operations from August 1989 to January 1990. From 1980 until 1989, he was employed by Southwestern Portland Cement, where he served as Vice President from 1982 to 1987 and as Executive Vice President from 1987 to 1989.

David W. Quinn	64	1994	Mr. Quinn has been a member of our board of directors since 1994. He has served as a director of Centex beginning in 1989, and served as Vice Chairman of the Board of Directors of Centex from May 1996 to March 2002, as Executive Vice President of Centex from February 1987 to May 1996 and Chief Financial Officer of Centex from February 1987 until June 1997 and again from October 1997 until May 2000.

Continuing Directors Whose Terms Expire at our 2007 Annual Meeting
(Class I Directors)

		Year
		First	Business Experience and Principal Occupation;
Name	Age	Elected	Directorships in Public Corporations and Investment Companies
Robert L. Clarke	63	1994	Mr. Clarke serves as chairman of the audit committee of our board of directors. Mr. Clarke also serves on the compensation committee of our board. He was a partner in the law firm of Bracewell & Giuliani LLP (formerly known as Bracewell & Patterson) from 1971 to December 1985, returned to the firm as a partner in March 1992 and continues to serve in that capacity. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is also a director of First Investors Financial Services, Inc., a consumer finance company, and a director of Stewart Information Services Corporation, a land title and property information services company.

Frank W. Maresh	67	2004	Mr. Maresh has been a member of our board of directors since 2004 and serves on our audit committee and our compensation committee. Mr. Maresh is a certified public accountant and currently works as a consultant and serves as a board member for several private enterprises. He is also a member of the board of directors of Argonaut Group, Inc., where he serves as chairman of the audit committee. From 1993 to 1999, Mr. Maresh served on the Texas State Board of Public Accountancy, first as Chairman of the Major Case Committee and then as Chairman of the Board. Prior to joining the Texas State Board of Public Accountancy, Mr. Maresh worked for KPMG from 1962 until 1993 in a variety of capacities, including Vice Chairman of the Board of Directors of that firm’s U.S. operations, as a member of KPMG’s firm-wide management committee, as Managing Partner of the Southwestern United States region and as Managing Partner of KPMG’s Houston office. Mr. Maresh graduated from the University of Texas with a masters in professional accounting.

Steven R. Rowley	53	2003	Mr. Rowley has been the Company’s Chief Executive Officer and a member of our board of directors since September 2003. Mr. Rowley is also a member of the executive committee of our board of directors. Mr. Rowley joined the Company in 1991 as a plant manager in its Nevada cement operations and subsequently became Executive Vice President of the Company’s Illinois Cement Company subsidiary in June of 1995. Mr. Rowley was named the Company’s Executive Vice President – Cement in 1998. In 2001, Mr. Rowley’s operational responsibilities were expanded to include concrete and aggregates. Mr. Rowley was named the Company’s Chief Operating Officer in October 2002.
Continuing Directors Whose Terms Expire at our 2008 Annual Meeting
(Class II Directors)

		Year
		First	Business Experience and Principal Occupation;
Name	Age	Elected	Directorships in Public Corporations and Investment Companies
Laurence E. Hirsch	60	1985	Mr. Hirsch has served as chairman of our board of directors from July 1999 to the present and also served in that capacity from January 1994 through December 1997. He was our Chief Executive Officer from April 2003 through September 2003. Mr. Hirsch is a member of the executive committee of our board of directors. Until his retirement on March 31, 2004, Mr. Hirsch served Centex in various capacities, including as a director beginning in 1985, as Chief Executive Officer beginning in July 1988 and as chairman of its board of directors beginning in July 1991. Mr. Hirsch also serves as a director of Belo Corp., a diversified media company. Mr. Hirsch is also Chairman of the Center for European Policy Analysis.

Michael R. Nicolais	48	2001	Mr. Nicolais been a member of our board of directors since 2001 and serves on our audit committee and chairs our corporate governance and nominating committee. In April 2004, Mr. Nicolais became president of Highlander Partners L.P., an investment partnership. From August 2002 until March 2004, Mr. Nicolais served as managing director of Stephens, Inc., an investment banking firm. Prior to joining Stephens, Inc., he was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 until August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and co-head of that firm’s Dallas office.

Board Meetings and Attendance Records
     During the Company’s fiscal year ended March 31, 2006, our board of directors held four regularly scheduled meetings and six special meetings. During such fiscal year one director missed two special meetings. In accordance with our policy, we anticipate that all continuing directors and nominees will attend our 2006 annual meeting. All such persons attended our 2005 annual meeting. We strongly encourage all board members to attend our stockholder meetings. Our non-employee directors (which currently constitute all our directors, except for Mr. Rowley) meet immediately after all board meetings without management present. Mr. Hirsch presides at all executive sessions of the non-employee directors.
Board Compensation
     Board members who are not employees of the Company or any of its subsidiaries receive compensation for their services valued at $135,000 per year, of which 50% must be received in the form of an equity grant (stock options and restricted stock units (“RSUs”)). The equity grant is comprised of 50% stock options to purchase Common Stock and 50% RSUs. Each non-employee director may elect to receive the remaining compensation ($62,500) in cash or in additional equity (stock options and RSUs), provided that each non-employee director who elects to receive the remaining portion in additional equity will receive an additional $15,000 of equity awards. The exercise price of the options is equal to the average of the high and low price of the Common Stock on the New York Stock Exchange on the date of grant. The number of shares covered by the options is determined by valuing the options on the date of grant using the Black-Scholes method. The options are fully exercisable beginning on the date of grant and have a seven-year term. The number of RSUs is determined by reference to the closing price for the Common Stock on the date of award.
     The RSUs vest in full on the date of grant, but are not payable until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement at age 70 (or older) or earlier with the consent of the Compensation Committee. In addition, the shares of stock represented by the RSUs become payable upon a change in control. If the director’s service on the board terminates by reason other than retirement or death, the shares will be forfeited.
     The corporate governance and nominating committee chair receives $10,000 per year for chairing the corporate governance and nominating committee. The audit committee and compensation committee chairmen each receive $15,000 per year for chairing a board committee. In addition, the Chairman of the Board receives $50,000 per year for his service as Chairman of the Board. Each chairman may elect to receive such fees in the form of equity. All board members are reimbursed for reasonable expenses of attending meetings. Directors who are employees of the Company or its subsidiaries receive no compensation for board service.
Board Committees
          The board’s standing committees include the audit committee, the compensation committee, and the corporate governance and nominating committee. The members of these committees are as follows:

Corporate Governance and
Audit Committee	Compensation Committee	Nominating Committee
Robert L. Clarke(1)	F. William Barnett(1)	F. William Barnett
Frank W. Maresh	Robert L. Clarke	O.G. Dagnan
Michael R. Nicolais	Frank W. Maresh	Michael R. Nicolais(1)

(1)	Chairman of the committee.
     Audit Committee
     Our board has a separately-designated standing audit committee, composed of three independent directors. The audit committee assists the board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The audit committee is governed by an amended and restated audit committee charter, a copy of which may be viewed on our website at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

     Our board has determined that each member of the committee is independent within the meaning of applicable (i) corporate governance rules of the NYSE and (ii) the requirements set forth in the Exchange Act and the applicable SEC rules. In addition, our board has determined that each member of the committee satisfies applicable NYSE standards for financial literacy and that, based on his auditing and financial experience, including over thirty (30) years with KPMG, Mr. Maresh is an “audit committee financial expert” within the meaning of the rules of the SEC.
     During the last fiscal year, the audit committee held seven meetings, which were attended by all committee members. Unless otherwise determined by the board, no member of the committee may serve as a member of the audit committee of more than two other public companies.
     The following are key functions and responsibilities of our audit committee:
•	to select, appoint, compensate, evaluate, retain and oversee the independent auditors engaged for purposes of preparing or issuing an audit report or related work or performing other audit, review, or attest services for us;

•	to obtain and review, on a periodic basis, a formal written statement from our independent auditors describing all relationships between our auditors and the Company and engage in a dialogue with our auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and to recommend appropriate action in response to the reports to our board;

•	to pre-approve all audit engagement fees and terms and all permissible non-audit services provided to us by our independent auditors, in accordance with the committee’s policies and procedures for pre-approving audit and non-audit services;

•	to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	to discuss our annual audited financial statements, quarterly financial statements and other significant financial disclosures with management and our independent auditors;

•	to discuss with management the types of information to be disclosed and the types of presentations to be made in our earnings press releases, as well as the financial information and earnings guidance we provide to analysts and rating agencies;

•	to annually review and assess its performance and the adequacy of its charter;

•	to discuss policies with respect to risk assessment and risk management; and

•	to prepare the report that is required to be included in our annual proxy statement regarding review of financial statements and auditor independence.
     The audit committee’s report on our financial statements for the fiscal year ended March 31, 2006 is presented below under the heading “Audit Committee Report.”
     The audit committee meets separately with our independent auditors and with members of our internal audit staff outside the presence of the Company’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.
     Compensation Committee
     Our board’s compensation committee is composed of independent directors who meet the corporate governance standards of the NYSE, qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and as “outside directors” within the meaning of the Internal Revenue Code of 1986, as amended. Pursuant to its charter, which you may review on our web site at www.eaglematerials.com (and a copy of which will be provided to you free of charge upon written request to our Secretary at our principal executive office), the primary purposes of the committee are to assist the board in discharging its responsibilities relating to compensation of the Company’s Chief Executive Officer and other senior executives and to direct the preparation of the reports regarding executive compensation that the rules of the SEC require to be included in our annual proxy statement.
     The following are key functions and responsibilities of the compensation committee:
•	to periodically review and make recommendations to our board as to our general compensation philosophy and structure, including reviewing the compensation programs for senior executives and all benefit plans sponsored by the Company to determine whether they are properly coordinated and achieving their intended purposes;

•	to annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate his or her performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our the Chief Executive Officer based on such evaluation;

•	to review and, after the end of the fiscal year and in consultation with our Chief Executive Officer, approve the compensation of our senior executives;

•	to administer the Company’s compensation plans for which it is named as plan administrator, including the Company’s Incentive Plan, as amended (the “Incentive Plan”);

•	to report on compensation policies and practices with respect to the Company’s executive officers as required by SEC rules; and

•	to review and assess the performance of the committee and the adequacy of its charter annually and recommend any proposed changes to the board.
     The compensation committee’s report for the fiscal year ended March 31, 2006 is presented below under the heading “Report of Compensation Committee on Executive Compensation.”
     The compensation committee meets as often as it deems appropriate, but no less than twice per year. During the fiscal year ended March 31, 2006, the compensation committee held seven meetings, which were attended by all committee members.
     Corporate Governance and Nominating Committee
     Our board’s corporate governance and nominating committee is composed of independent directors who meet the corporate governance standards of the NYSE. The primary purposes of this committee are: (i) to advise and counsel our board and management regarding our governance including our board’s selection of directors; (ii) to develop and recommend to the board a set of corporate governance principles for the Company; and (iii) to oversee the evaluation of our board and management. Our corporate governance and nominating committee has adopted a written charter, which you may review on our web site at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office. Our board of directors has also adopted corporate governance guidelines, a copy of which may be viewed on our website at www.eaglematerials.com and which will be provided free of charge upon written request to our Secretary at our principal executive office.
     The following are certain key functions and responsibilities of our corporate governance and nominating committee:
•	to develop, periodically review and recommend a set of corporate governance principles for the Company to the board;

•	to periodically review corporate governance matters generally and recommend action to the board where appropriate;

•	to review and assess the adequacy of its charter annually and recommend any proposed changes to our board for approval;

•	to monitor the quality and sufficiency of information furnished by management to our board;

•	to actively seek, recruit, screen, and interview individuals qualified to become members of the board, and consider management’s recommendations for director candidates;

•	to evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the board;

•	to establish and periodically re-evaluate criteria for board membership;

•	to recommend to the board the director nominees for each annual stockholders’ meeting; and

•	to recommend to the board nominees for each committee of the board.
     The committee initiates and oversees an annual evaluation of the effectiveness of the board and each committee, as well as the composition, organization (including committee structure, membership and leadership) and practices of the board. Among the criteria the corporate governance and nominating committee uses in evaluating the suitability of individual nominees for director (whether such nominations are made by management, a stockholder or otherwise) are their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to board duties and the likelihood that he or she will be able to serve on the board for a sustained period. In connection with the selection of nominees for director, due consideration will be given to our board’s overall balance of perspectives, backgrounds and experiences. During the fiscal year ended March 31, 2006, the committee engaged a director search firm to assist in identifying and evaluating potential nominees.
     Members of the corporate governance and nominating committee, other members of the board or executive officers may, from time to time, identify potential candidates for nomination to our board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the criteria described above and the projected needs of the board at the time. As set forth in the committee’s charter, the committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors.
     The committee will consider candidates recommended by stockholders for election to our board. A stockholder who wishes to recommend a candidate for evaluation by the committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the corporate governance and nominating committee at the following address: Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219-4487.
     Our Bylaws provide that, to be considered at the 2007 annual meeting, stockholder nominations for the board of directors must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on January 26, 2007 and ending April 27, 2007, and must contain the information specified by and otherwise comply with the terms of our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive offices.
     No nominees for election to the board of directors at our 2006 annual meeting of stockholders were submitted by stockholders or groups of stockholders owning more than 5% of our Common Stock.
     During the fiscal year ended March 31, 2006, the corporate governance and nominating committee held five meetings; one committee member missed one meeting.
How to Contact Our Board
     You can communicate directly with our board of directors, a committee of the board, our independent directors as a group, our Chairman of the Board or any other individual member of our board of directors by sending the communication to Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, to the attention of the director or directors of your choice (e.g., “Attention: Chairman of the Board of Directors” or “Attention: All Independent Directors,” etc.). We will relay communications addressed in this manner as appropriate. Communications addressed to the attention of the entire board are forwarded to the Chairman of the Board for review and further handling.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
     The following list sets forth the names, ages as of the date of this proxy statement and principal occupations of each person who was an executive officer of the Company during the fiscal year ended March 31, 2006 who is not also a member of our board. All of these persons have been elected to serve until the next annual meeting of our board or until their earlier resignation or removal.

Name	Age	Title
David B. Powers	56	Executive Vice President — Gypsum
		(Executive Vice President — Gypsum and President of American Gypsum Company since January 2005; Executive Vice President — Marketing, Sales and Distribution of American Gypsum Company from June 2002 through December 2004; Vice President, Customer Service of USG Corporation from 2000 — 2002; Vice President, Specialty Products and Architectural Systems Business of USG Corporation from 1998 — 2000).

Arthur R. Zunker, Jr.	62	Senior Vice President — Finance and Treasurer (Senior Vice President — Finance and Treasurer since January 1994; Senior Vice President — Administration from August 1984 to January 1994).

James H. Graass	48	Executive Vice President, General Counsel and Secretary (Executive Vice President and General Counsel since November 2000; Mr. Graass was named Secretary of the Company in July 2001).

Gerald J. Essl	56	Executive Vice President — Cement/Concrete and Aggregates
		(Executive Vice President — Cement/Concrete and Aggregates since January 2003; President of Texas Lehigh Cement Company from 1985 through December 2002).

William R. Devlin	40	Vice President and Controller
		(Vice President and Controller since October 2005; Director of Internal Audit from September 2004 through September 2005; Senior Manager of PricewaterhouseCoopers LLP from July 1999 through August, 2004).

EXECUTIVE COMPENSATION
Compensation Tables
     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years (or such shorter period during which the person was an executive officer) awarded to or earned by any person who served as Chief Executive Officer of the Company during the preceding fiscal year and the four other most highly compensated executive officers of the Company as of the end of fiscal year 2006:
Summary Compensation Table

					Long-Term Compensation
		Annual Compensation ($)			Awards		All Other Compensation ($)
				Other	Restricted	Securities
				Annual	Stock	Underlying	Profit		Other
Name and Principal	Fiscal			Compen-	Units (3)	Options (4)	Sharing		Compen-
Position in Fiscal Year 2006	Year	Salary	Bonus (1)	sation (2)	($)	(#)	Plan (5)	SERP (6)	sation (7)

Steven R. Rowley,	2006	600,000	1,187,548	685	549,937	66,000	20,828	34,557	6,223
President and Chief	2005	425,000	625,505	8,220	533,337	71,316	20,312	17,264	4,283
Executive Officer (8)	2004	298,700	427,535	8,220	—	82,776	19,784	9,653	2,753

David B. Powers,	2006	265,000	819,080	—	175,048	21,000	20,720	4,529	2,253
Executive Vice President —	2005	184,625	131,266	5,200	—	—	16,592	2,253	1,611
Gypsum (9)

Arthur R. Zunker, Jr.,	2006	227,535	564,085	685	125,110	15,000	21,025	1,298	1,099
Senior Vice President —	2005	210,000	429,914	8,220	177,756	23,772	20,509	185	1,124
Finance and Treasurer	2004	201,600	301,790	6,165	—	49,665	19,980	13	767

James H. Graass,	2006	266,600	415,642	600	125,110	15,000	20,819	5,230	3,111
Executive Vice President,	2005	250,000	257,561	3,300	145,462	19,452	20,302	3,113	2,918
General Counsel and Secretary (9)

Gerald J. Essl,	2006	266,600	341,092	600	175,048	21,000	20,976	5,230	2,314
Executive Vice President —	2005	250,000	359,920	7,200	177,756	23,772	20,459	2,888	1,911
Cement/Concrete and	2004	207,000	305,594	7,200	—	49,665	19,931	6	949
Aggregates

(1)	Cash bonuses for services rendered in fiscal years 2006, 2005 and 2004 have been listed in the year earned but were paid in the following fiscal year.

(2)	These amounts represent automobile allowance payments.

(3)	The values shown in this column relate to the restricted stock units relating to Common Stock awarded to the named executive officers under our Incentive Plan. The values shown were calculated by multiplying the number of restricted stock units awarded by the closing price of our Common Stock on the NYSE on the date of the award. The total number of restricted stock units awarded to the named executive officers during fiscal 2006 was as follows: Mr. Rowley — 18,699; Mr. Powers — 5,952; Mr. Zunker — 4,254; Mr. Essl — 5,952; and Mr. Graass — 4,254. The vesting of these RSUs was subject to the satisfaction of certain performance goals during fiscal 2006. On April 21, 2006 the Compensation Committee determined that based on the Company’s performance during fiscal 2006, 77.644% of the RSUs granted in fiscal 2006 vested. As a result, a third of the vested shares were paid immediately with one third payable on March 31, 2007 and the remaining third payable on March 31, 2008. 22.356% of the shares were forfeited. (For the vestings of RSUs granted for fiscal 2005, please refer to the Company’s proxy statement for its 2005 annual meeting of stockholders, filed with the SEC on June 27, 2005.) Under the terms of the RSU agreements, grantees are paid “dividend equivalents” with respect to their vested but unpaid RSUs. These dividend equivalents are paid in the form of additional vested RSUs in an amount equal to the dividends that would have been paid on the shares covered thereby, divided by the per share stock price on the dividend payment date. Any unvested or vested and unpaid RSUs become payable upon a change in control.

(4)	Options shown in this table represent stock options granted under our Incentive Plan or predecessor plans. The Company did not grant any stock appreciation rights (“SARs”) to any of its executive officers during any of the periods covered by this table. Any unvested or unexercisable options become exercisable upon a change in control. All stock option grants made prior to the Stock Split have been adjusted to reflect the Stock Split, as required by our Incentive Plan.

(5)	The amounts shown in this column represent Company contributions to, and forfeitures allocated to, the account of the recipient under our profit sharing plan. All such amounts are fully vested except for the amount shown for Mr. Powers who is 40% vested as of March 31, 2006.

(6)	The amounts shown in this column represent Company contributions to the account of the recipient pursuant to our amended and restated supplemental executive retirement plan (the “SERP”), an unfunded non-qualified plan for certain executives of the Company. All such amounts are fully vested in such individuals except for the amount shown for Mr. Powers who is 40% vested as of March 31, 2006.

(7)	Each of the named executives is a participant in our Salary Continuation Plan (the “SCP”). Under the SCP, in the event of the death of a participating employee, such employee’s beneficiary will receive one full year of base salary in the first year following death and 50% of base salary each year thereafter until the date such employee would have been 65 years of age, subject to a maximum amount. These amounts in the Summary Compensation Table represent the premium costs to the Company of life insurance policies obtained by the Company in connection with the SCP.

(8)	Mr. Rowley was elected as Chief Operating Officer of the Company in October 2002 and was elected as President and Chief Executive Officer in September 2003.

(9)	Mr. Powers and Mr. Graass became executive officers in fiscal 2005.
     The following table describes stock options granted to the named executive officers for fiscal year 2006.
Option/SAR Grants in Last Fiscal Year (1)

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price
					Appreciation for Option
	Individual Option Grants (2)				Term
		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise
	Options	in Fiscal	Price	Expiration
Name	Granted (#)	Year	($/Sh) (3)	Date	5% ($)	10% ($)

Steven R. Rowley	66,000	22.1%	$29.0767	June 9, 2012	$781,255	$1,820,656

David B. Powers	21,000	7.0%	$29.0767	June 9, 2012	$248,581	$579,300

Arthur R. Zunker, Jr.	15,000	5.0%	$29.0767	June 9, 2012	$177,558	$413,786

James H. Graass	15,000	5.0%	$29.0767	June 9, 2012	$177,558	$413,786

Gerald J. Essl	21,000	7.0%	$29.0767	June 9, 2012	$248,581	$579,300

(1)	Amounts set forth in the table reflect the number and value of shares and options only. The Company has issued no SARs. The number of options granted and the exercise price of such options have been adjusted to reflect the Stock Split that occurred on February 24, 2006, as required by our Incentive Plan.

(2)	These options were granted under our Incentive Plan and represent options to purchase shares of our Common Stock. The vesting of the options is subject to the Company’s achievement of certain performance conditions. Forty-five percent (45%) of such grants vest based on the Company’s three year average earnings before interest and taxes (“EBIT”), which is calculated at the end of each of fiscal 2006, 2007 and 2008. The vesting of forty-five percent (45%) of the options vest based on certain operational metrics set by our compensation committee. The vesting of the remaining ten percent (10%) is based upon the achievement of a net debt-to-capitalization ratio within a certain range. At the end of fiscal 2006, 77.644% of these stock options vested based on achievement of certain of the performance criteria referenced above. One-third of such vested options became exercisable immediately, one-third at March 31, 2007 and one-third at March 31, 2008. The remaining unvested stock options were forfeited. Under the terms of the option agreements all unvested shares and vested but unexercisable shares become immediately exercisable upon a change in control, as defined in the stock option agreement.

(3)	Under our Incentive Plan, the exercise price is set at the average of the high and low price for shares of Common Stock as reported on the NYSE for the date of grant.
Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values (1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares	Value	Options/SARs		In-the-Money Options/SARs
	Acquired on	Realized	at Fiscal Year-End (#)		at Fiscal Year-End ($) (2)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven R. Rowley	—	—	371,130	82,334	$18,962,835	$3,391,176
David B. Powers	—	—	19,902	16,269	$972,416	$669,557
Arthur R. Zunker, Jr.	40,804	$1,822,946	18,914	30,001	$741,532	$1,323,652
James H. Graass	—	—	283,185	75,706	$15,072,218	$3,759,321
Gerald J. Essl	—	—	56,819	32,923	$2,682,452	$1,424,233

(1)	Amounts set forth in the table reflect the number and value of options only. The Company has issued no SARs. The exercisable/unexercisable amounts in this table take into account vesting determinations confirmed by the compensation committee of the board of directors after March 31, 2006 as such determinations related to the attainment of performance criteria relating to our fiscal year ended March 31, 2006.

(2)	Represents the difference between the closing price of Common Stock on the NYSE for March 31, 2006 of $63.76 per share and the exercise price of such options.
Report of Compensation Committee on Executive Compensation
     Under its charter, the compensation committee (the “Committee”) assists the board in discharging its responsibilities relating to the compensation of our Chief Executive Officer (“CEO”) and the other senior executive officers who are required to make disclosures under Section 16 of the Securities Exchange Act of 1934, as amended (such other officers, our “Senior Executive Officers”). In particular, the Committee is charged with the responsibility to: (i) annually review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate his performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our CEO based on such evaluation; and (ii) review and approve the compensation of our Senior Executive Officers. See “Board Committees — Compensation Committee” above. The Committee also administers our Incentive Plan and is authorized under that plan to grant cash awards (including annual bonuses) and equity awards (including options and restricted stock) to officers and other key employees and those of our subsidiaries. The Committee is also authorized under the Incentive Plan to grant equity awards (including options and restricted stock) to our non-employee directors. The Committee is comprised of three independent directors. The Committee’s charter may be found at www.eaglematerials.com. This report describes the policies and principles that shape the structure of our executive compensation program.
     Our executive compensation program is structured to achieve the following objectives:
•	to attract, retain and motivate highly qualified, energetic and talented executives;

•	to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial and operational measures that have a direct effect on stockholder values; and

•	to create substantial long-term compensation opportunities for individual executive officers based on long-term corporate performance.

     To achieve its compensation objectives for fiscal 2006, the executive compensation program used a combination of short-term and long-term elements: (i) annual salary, (ii) annual incentive bonus and (iii) long-term incentive compensation in the form of stock options and restricted stock units (“RSUs”). In addition, our Senior Executive Officers are eligible to receive other benefits, such as medical benefits and profit sharing plan contributions, that are generally available to our other employees, and contributions under our Supplemental Executive Retirement Plan (“SERP”) that are accrued for the Senior Executive Officers and certain other officers of the Company and its subsidiaries.
     In structuring the specific components of executive compensation, the Committee was guided by the following principles:
•	overall annual compensation over the applicable business cycle should be targeted to be above the median for similar positions with similarly-sized companies that engage in one or more of the businesses in which we engage, although in any particular fiscal year overall compensation for a position could be more or less than the median;

•	a significant portion of the executive’s compensation should be “at risk” — that is, dependent upon the individual’s performance and our financial performance;

•	The executive’s annual incentive bonus should be structured to drive the achievement of operational, strategic or financial objectives during the fiscal year; and

•	a significant portion of compensation should be in the form of long-term incentive compensation that creates rewards for long-term sustained corporate performance and the achievement of our operational and strategic objectives.
     The Committee begins the annual process of establishing compensation for the CEO and the Senior Executive Officers by engaging a compensation consultant to conduct a compensation survey of similarly sized companies in similar industries. Based in part on these surveys, the Committee establishes the target level of overall compensation for each position. This target is generally set to be within a reasonable range of the median level of the surveyed companies. In addition, the Committee uses this survey to guide it in establishing the components of executive compensation: salaries, annual incentive bonus opportunity and long term compensation award.
Base Salary
     At the time the base salaries for fiscal 2006 for the CEO and other Senior Executive Officers were established, the Committee was responsible for reviewing and approving the base salary level for the CEO and recommending to the board the base salary level for the Senior Executive Officers (during fiscal 2006 the Committee’s charter was amended to provide that the Committee was responsible for reviewing and approving the compensation of both the CEO and the Senior Executive Officers). In keeping with its philosophy that a significant portion of the executives’ compensation be at risk, for fiscal 2006 the Committee set the base salary level for the CEO and recommended that the Board approve the base salary levels for the Senior Executive Officers at or below the median salary of the companies reviewed in the compensation survey.
Annual Incentive Bonus
     The Committee is also responsible for approving the annual incentive bonus for the CEO and, in consultation with the CEO, approving the annual incentive bonuses for the Senior Executive Officers. The Eagle Materials Inc. Annual Salaried Incentive Compensation Program for fiscal 2006 was structured to create financial incentives and rewards for executive officers that are directly related to corporate performance during the fiscal year and the achievement by the executive of certain goals and objectives set at the beginning of the fiscal year. Under this program, a percentage of consolidated earnings before interest and taxes (“EBIT”) is designated as a pool for bonuses, with each participating executive being assigned a percentage of such pool. For fiscal 2006, 1.2% of EBIT was allocated for annual incentive bonuses for executives. At the end of the fiscal year, the pool is divided, and bonuses are paid among the executives participating in the program in accordance with such percentages, subject to reduction based on the executive’s individual performance relative to his/her goals and objectives. The amount of the bonus paid to an executive is based on the level of our EBIT, the percentage of the pool designated for such executive and an assessment of such executive’s performance. For fiscal 2006, Messrs. Rowley, Zunker and Graass were participants in the Eagle Materials Inc. Annual Salaried Incentive Compensation Program.

     During fiscal 2006, Mr. Essl and Mr. Powers participated in the annual incentive compensation program established for their operating divisions. Under these programs a percentage of the division operating earnings is allocated to the bonus pool with each participating employee assigned a percentage of the pool representing the maximum bonus opportunity. At the end of the fiscal year, bonuses are paid among participating employees in accordance with such percentage, subject to reduction based on the employee’s individual performance relative to his or her previously established goals and objectives.
     The Committee believes these programs are consistent with the Company’s compensation philosophy in that they place a significant portion of the executive’s compensation “at risk.” In these instances a significant portion of the executive’s total compensation is dependent upon the performance of the Company (or its operating divisions) and the individual’s performance. Under this structure, the individual executive’s annual incentive bonus compensation will exceed a median level when the operating earnings of the Company (or its operating divisions) are high and the individual achieves a significant part of his or her goals and objectives.
Long-term Compensation
     Consistent with the Committee’s philosophy of linking compensation to the Company’s performance, our equity compensation program has been structured to link the vesting of equity awards to the achievement by the Company of specific performance levels. During fiscal 2006, the Committee granted stock options and RSUs to the CEO and to all of the Senior Executive Officers. The level of stock options and RSUs granted to each such senior executive was based on the compensation survey mentioned above and was targeted to be within a reasonable range of the median level of long-term compensation for such position. Fifty percent (50%) of the value of such awards was in the form of RSUs with the other fifty percent (50%) in the form of stock options. The assumed value of the stock options was based on a Black-Scholes valuation while the RSUs were valued by reference to the closing stock price on the date of grant. The Committee makes its grants to the named executive officers once a year, typically at the Committee meeting that occurs in the early part of the fiscal year which is customarily held in May.
     For fiscal 2006, the Committee decided to make awards of RSUs and stock options vest based on three different operating and financial performance criteria. The RSUs and stock options awarded to each of the Senior Executive Officers vest based on the attainment of goals related to EBIT (45% of the award), operational criteria (such as average line speeds in our wallboard plants, average clinker production rate in our cement plants, and safety performance) (45% of the award), and balance sheet improvement (maintaining a target net debt-to-capitalization ratio) (10% of the award). The awards tied to EBIT could vest during a three-year period after the grant, and the awards tied to operational excellence and balance sheet improvement could vest during a one-year period after the grant. Any RSU and stock option awards not vested after the three-year or one-year period, as applicable, will be forfeited. These differing vesting criteria provide a strong incentive to award recipients to focus on promoting both operational excellence and financial performance. The Committee believes that these awards properly align the interests of our executives with the interests of our stockholders by linking their long-term compensation with goals that are directly relevant to stockholder value. In order for these stock options and RSUs to fully vest, the Company must achieve a superior three-year average EBIT and must meet stringent operational performance goals and improve the Company’s balance sheet during fiscal 2006. Except for certain options granted to certain employees at the time of hire, almost all of the options and all of the RSUs granted by the Company to its officers and key employees have been granted under performance oriented programs. For a discussion of the vesting of the RSU awards and stock option grants made in fiscal year 2006, please refer to footnote 3 under “Executive Compensation — Compensation Tables — Summary Compensation Table” on page 12 of this proxy statement and to footnote 2 under “Executive Compensation — Compensation Tables — Option/SAR Grants in Last Fiscal Year” on pages 13 and 14 of this proxy statement.
     All of the named executives participated in the Company’s long-term incentive compensation program.
SERP
     In fiscal year 1995, the board approved the SERP for certain employees participating in the profit sharing plan. Pursuant to the Internal Revenue Code, the Internal Revenue Service sets a limit (currently $220,000) on the amount of annual compensation that may be considered in determining, for the account of an eligible participant, our contribution to the profit sharing plan. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive under such rule by funding balances for each participant in an amount equal to the additional contribution that he or she would have received under the profit sharing plan had 100% of his or her annual salary been eligible for a profit sharing contribution. Contributions accrued under the SERP for the benefit of the named executive officers vest under the same terms and conditions as the profit sharing plan. Bonuses paid to participants are not included in making calculations for contributions made or accrued to recipients’ accounts under either the profit sharing plan or the SERP.
Limitations on Tax Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public corporations for compensation over $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers. However, this law exempts performance-based compensation from the deduction limit if certain requirements are met.
     Awards of annual incentive compensation pursuant to the Eagle Materials Inc. Annual Salaried Incentive Compensation Program and long-term incentive compensation are made to the CEO and certain Senior Executive Officers under Eagle’s Incentive Plan, a compensation plan that has been approved by the Committee and by our stockholders and otherwise meets the other performance-based criteria under Section 162(m). Accordingly, such awards are exempt from the limit described above. All other compensation paid to the CEO and the other Senior Executive Officers was below the limit described above. The Committee will take appropriate action in the future as it determines to be advisable to minimize any future impacts of this limitation on the Company.
CEO Compensation
     General. The Committee established Mr. Rowley’s salary for fiscal 2006 in May of 2005. The level of Mr. Rowley’s base salary was based on a compensation survey of similarly sized companies in similar industries and was targeted to be at or below the median of the base salaries of chief executive officers of comparably sized companies in similar industries. In addition, the Committee considered the Company’s operating performance and Mr. Rowley’s individual performance as Chief Executive Officer during fiscal 2005.
     Annual Salaried Incentive Compensation Program. Like the other executives, Mr. Rowley participates in the Eagle Materials Inc. Annual Salaried Incentive Compensation Program. Mr. Rowley’s annual salary incentive bonus payment for fiscal 2006 was based on Mr. Rowley’s participation percentage in the corporate pool (40%), the level of our EBIT for fiscal 2006 and Mr. Rowley’s performance relative to the objective and subjective goals approved by the Committee at the beginning of the fiscal year. The Committee believes Mr. Rowley largely achieved these goals and objectives. In particular, the Committee considered the following factors (among others) in assessing Mr. Rowley’s performance over the past fiscal year: (i) Mr. Rowley’s leadership in guiding the Company to excellent operational and financial performance; (ii) the continuation of the implementation of the Company’s strategic expansion strategy as evidenced by: (a) the completion of a cement storage dome at the Company’s Illinois Cement plant, (b) the successful on-time, ahead-of-budget construction of a majority of the expansion of production capacity at the Company’s Illinois Cement plant, (c) the commencement of construction of a new synthetic gypsum wallboard plant in South Carolina, and (d) the development of the major capital projects relating to the expansion and modernization of the Company’s Mountain Cement and Nevada Cement plants; (iii) the successful communication of the Company’s long-term goals and opportunities to the Company’s stockholders and the investment community, and (iv) the continued development of a solid team and organizational structure at the Company.
     Long-Term Compensation. In fiscal 2006, Mr. Rowley received the same type of equity awards as the Senior Executive Officers and other officers. The level of awards for Mr. Rowley was based in part on the compensation survey described above and was targeted to be within a reasonable range of the median level of long term compensation for CEOs at similarly sized companies in similar industries. The method of the valuation of the awards was the same as that used for Senior Executive Officers and other officers.
Compensation Committee
F. William Barnett, Chairman
Robert L. Clarke
Frank W. Maresh
Compensation Committee Interlocks and Insider Participation
None.

Performance Graph
     The following graph compares the yearly change in the cumulative total stockholder return on the Company’s Common Stock during the five fiscal years ended March 31, 2006 with the Russell 2000 Index, which is a regularly published small-cap index, and the Dow Jones Building Materials and Fixtures Index (the “DJ Building Materials Index”), which is a regularly published construction products industry index. The comparison assumes (i) $100 was invested on March 31, 2001 in each of the Company’s Common Stock, the Russell 2000 Index and the DJ Building Materials Index, and (ii) the reinvestment of all dividends.

	Cumulative Total Return
	2001	2002	2003	2004	2005	2006
Eagle Materials Inc.	$100	$142	$130	$236	$330	$789

Russell 2000 Index	$100	$114	$83	$136	$144	$181

Dow Jones Building Materials & Fixtures Index	$100	$116	$83	$139	$173	$212
COMPARATIVE CUMULATIVE TOTAL RETURN

STOCK OWNERSHIP
Management
     We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of our Common Stock, as of the record date for the annual meeting by: (a) each director (and each nominee for election to the board of directors), (b) each of the named executive officers in the Summary Compensation Table under “Executive Compensation” on page 12 and (c) by all directors, nominees and executive officers of the Company as a group (13 persons). Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.
Amount and Nature of Beneficial Ownership (1)

	Number of
	Shares	Percentage of
	Beneficially	Common
	Owned (2)	Stock
F. William Barnett	24,387	*
Robert L. Clarke	94,226	*
O.G. Dagnan	60,474	*
Gerald J. Essl	71,190	*
James H. Graass	286,664	*
Laurence E. Hirsch	695,448	1.36%
Frank W. Maresh	7,836	*
Michael R. Nicolais	47,157 (3)	*
David B. Powers	21,443	*
David W. Quinn	30,174	*
Steven R. Rowley	450,028 (4)	*
Arthur R. Zunker, Jr.	23,968	*
All current directors, nominees and executive officers as a group (13 persons)	1,815,329	3.54%

Less than 1%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of the Company’s stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(2)	Amounts include the following shares of Common Stock that may be acquired upon exercise of stock options: Mr. Barnett — 24,387 shares; Mr. Clarke — 68,972 shares; Mr. Dagnan — 11,913 shares; Mr. Essl — 56,819 shares; Mr. Graass — 283,185 shares; Mr. Hirsch — 22,485 shares; Mr. Maresh — 7,836 shares; Mr. Nicolais — 37,403 shares; Mr. Powers — 19,902 shares; Mr. Rowley — 371,130 shares; Mr. Quinn — 11,913 shares; Mr. Zunker — 18,914 shares; and all directors and executive officers of the Company as a group (13 persons) — 936,490 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of June 2, 2006, pursuant to the common stock fund of the Company’s profit sharing and retirement plans, as follows: Mr. Rowley — 3,898 shares; Mr. Graass — 347 shares; and all directors, nominees and executive officers of the Company as a group (13 persons) — 4,379 shares. These amounts do not include the following number of RSUs granted to the non-employee directors during fiscal 2006 (including dividend equivalent units): Mr. Barnett — 2,373 RSUs; Mr. Clarke — 2,373 RSUs; Mr. Dagnan — 2,156 RSUs; Mr. Hirsch 2,878 RSUs; Mr. Maresh — 971 RSUs; Mr. Nicolais — 971 RSUs; and Mr. Quinn — 2,156 RSUs. Additionally, these amounts do not include the following number of RSUs granted to the non-employee directors during fiscal 2005 (including dividend equivalent units): Mr. Barnett — 2,908 RSUs; Mr. Clarke — 2,908 RSUs; Mr. Dagnan — 1,453 RSUs; Mr. Hirsch — 4,069 RSUs; Mr. Maresh — 1,453 RSUs; Mr. Nicolais — 1,453 RSUs; and Mr. Quinn — 1,453 RSUs.

(3)	Includes 1,366 shares of Common Stock owned by Mr. Nicolais’ wife; does not include 1,110 shares of Common Stock in trust for their two children (555 shares each child), of which shares Mr. Nicolais has disclaimed beneficial ownership. Mr. Nicolais’ wife is trustee of the trust.

(4)	Includes 45,000 shares of Common Stock issued to Mr. Rowley on September 18, 2003 pursuant to a restricted stock award.
Certain Beneficial Owners
     The following table sets forth information as of June 2, 2006 regarding the only persons we know of that beneficially own more than five percent of our Common Stock:

Name and Address	Number of Shares	Percentage of
of Beneficial Owner	Beneficially Owned	Common Stock
Baron Capital Group Inc. (1) 767 Fifth Avenue, New York, NY 10153	3,108,000	6.17%

Atticus Management LLC (2) 152 West 57th St., 45th Floor, New York, NY 10019	2,921,100	5.80%

AXA Assurances I.A.R.D. Mutuelle (3) 26, rue Drouot 75009 Paris, France	2,097,399	4.16%

FMR Corp (4) 82 Devonshire Street, Boston, MA 02109	2,069,478	4.11%

Wellington Management Company, LLP (5) 75 State Street, Boston, MA 02109	1,854,969	3.68%

Carlson Capital, L.P. (6) 2100 McKinney Avenue, Suite 1600 Dallas, TX 75201	1,786,995	3.55%

Massachusetts Financial Services Company (7) 500 Boylston Street, Boston MA 02116	1,611,900	3.20%

The Vanguard Group, Inc. (8) 100 Vanguard Blvd., Malvern, PA 19355	1,543,239	3.06%

Batterymarch Financial Management, Inc. (9) 200 Clarendon Street, Boston, MA 02116	1,473,408	2.92%

Systematic Financial Management, L.P. (10) 200 Clarendon Street, Boston, MA 02116	1,162,695	2.31%

Barclays Global Investors, N.A. (11) 45 Fremont Street, San Francisco, CA 94105	1,024,629	2.03%

(1)	Based solely on the information contained in the Schedule 13G/A of Baron Capital Group Inc. filed with the SEC on February 13, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the April 11, 2006 transaction described on page 3 of this proxy statement (the “Recombination”), but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G/A, Baron Capital Group Inc. had shared power to vote or to direct the vote of 3,033,000 shares of Common Stock and shared dispositive power over all of 3,108,000 shares.

(2)	Based solely on the information contained in the Schedule 13G/A of Atticus Management LLC filed with the SEC on February 14, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G/A, Atticus Management LLC had sole power to vote or to direct the vote of 2,921,100 shares of Common Stock and sole dispositive power over all of 2,921,100 shares.

(3)	Based solely on the information contained in the Schedule 13G of AXA Assurances I.A.R.D. Mutuelle filed with the SEC on February 14, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G, AXA Assurances I.A.R.D. Mutuelle had sole power to vote or to direct the vote of 1,059,801 shares of Common Stock and sole dispositive power over all of 2,097,399 shares

(4)	Based solely on the information contained in the Schedule 13G of FMR Corp. filed with the SEC on May 10, 2006, with respect to shares of Common Stock owned as of April 30, 2006, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13, FMR Corp. had sole power to vote or to direct the vote of 96,300 shares of Common Stock and sole dispositive power over all of 2,069,478 shares.

(5)	Based solely on the information contained in the Schedule 13G/A of Wellington Management Company, LLP filed with the SEC on February 14, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G/A, Wellington Management Company had shared power to vote or to direct the vote of 1,609,719 shares of Common Stock and shared dispositive power over all of 1,840,569 shares.

(6)	Based solely on the information contained in the Schedule 13G of Carlson Capital, L.P. filed with the SEC on February 14, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G, Carlson Capital, L.P. had sole power to vote or to direct the vote of 1,786,995 shares of Common Stock and sole dispositive power over all of 1,786,995 shares.

(7)	Based solely on the information contained in the Schedule 13G of Massachusetts Financial Services Company filed with the SEC on February 8, 2005, with respect to shares of Common Stock owned as of December 31, 2004 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G, Massachusetts Financial Services Company had sole power to vote or to direct the vote of 1,611,900 shares of Common Stock and sole dispositive power over all of 1,611,900 shares.

(8)	Based solely on the information contained in the Schedule 13G of The Vanguard Group, Inc. filed with the SEC on February 13, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G, The Vanguard Group, Inc. had sole power to vote or to direct the vote of 43,320 shares of Common Stock and sole dispositive power over all of 1,543,239 shares.

(9)	Based solely on the information contained in the Schedule 13G of Batterymarch Financial Management, Inc. filed with the SEC on February 15, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G, Batterymarch Financial Management, Inc. had shared power to vote or to direct the vote of 1,473,408 shares of Common Stock and shared dispositive power over all of 1,473,408 shares.

(10)	Based solely on the information contained in the Schedule 13G/A of Systematic Financial Management, L.P. filed with the SEC on February 14, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G/A, Systematic Financial Management, L.P. had sole power to vote or to direct the vote of 928,245 shares of Common Stock and sole dispositive power over all of 1,162,695 shares.

(11)	Based solely on the information contained in the Schedule 13G of Barclays Global Investors, N.A. filed with the SEC on January 26, 2006, with respect to shares of Common Stock owned as of December 31, 2005 and after giving effect to the Recombination, but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Schedule 13G, Barclays Global Investors, N.A. had sole power to vote or to direct the vote of 854,529 shares of Common Stock and sole dispositive power over all of 1,024,629 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms that they file with the SEC.
     Based solely on our review of the copies of such forms we received with respect to fiscal 2006 or written representations from certain reporting persons, the Company believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, have complied with all filing requirements of Section 16(a) for fiscal 2006 applicable to such persons.
Code of Conduct
     The Company has adopted a code of conduct, called “Eagle Ethics,” that applies to all of the Company’s employees, including the Company’s officers. Eagle Ethics also applies to the board of directors. The Company’s code of conduct is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.
     All of the Company’s employees and directors are required to certify to the Company, on an annual basis, that they have complied with the Company’s code of conduct without exception or, if they have not so complied, to list the exceptions.
     The Company has posted the text of its code of conduct on its Internet website at www.eaglematerials.com (click on “Investor Relations”, then on “Corporate Governance”, then on “Code of Ethics” and then on “Eagle Ethics”). Additionally, the Company will provide without charge a copy of the code of conduct to any person upon written request to our Secretary at our principal executive office.
CERTAIN TRANSACTIONS
     In connection with the Spin-off, the Company entered into an administrative services agreement with Centex. Under the terms of this agreement, Centex Service Company (“CSC”), a subsidiary of Centex, provided the Company with employee benefits administration, legal, public/investor relations and certain other services. The terms of this agreement ended on December 31, 2005. For fiscal year 2006, the payment by the Company to CSC for services rendered under this agreement was $269,110. Laurence E. Hirsch and Timothy R. Eller, who are present or former directors of the Company, were directors and executive officers of CSC at the time the administrative services agreement was entered into with Centex.

     For additional information regarding the foregoing agreements and transactions, we refer you to the Company’s definitive proxy material on Schedule 14A, filed with SEC on December 1, 2003.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
     Ernst & Young LLP (“Ernst & Young”) audited the Company’s financial statements for the fiscal years ended March 31, 2004, 2005 and 2006.
     Ernst & Young reports directly to our audit committee. The audit committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the audit committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the audit committee, or, for such services that do not exceed $50,000, by a member of the audit committee. Any such member must report the pre-approval at the next audit committee meeting. In determining whether or not to pre-approve services, the audit committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.
     The following table sets forth the various fees for services provided to the Company by Ernst & Young in the fiscal years ended March 31, 2006 and 2005, all of which services have been approved by the audit committee:

Fiscal Year	Audit Fees (1)	Audit Related Fees		Tax Fees	All Other Fees	Total
2006	$589,000	$122,900	(2)	—	—	$711,900
2005	$755,265	$95,000	(3)	—	—	$850,265

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles.

(2)	Includes fees for benefit plan audits and consent for proxy statement for special stockholders meeting.

(3)	Includes fees for benefit plan audits.

AUDIT COMMITTEE REPORT
To the Board of Directors of Eagle Materials Inc.:
     We have reviewed and discussed with management Eagle Materials Inc.’s audited financial statements as of and for the fiscal year ended March 31, 2006.
     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Eagle Materials Inc. and its affiliates is compatible with the auditors’ independence.
     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Eagle Materials Inc.’s Annual Report on Form 10-K for the year ended March 31, 2006.
Audit Committee
Robert L. Clarke, Chairman
Frank W. Maresh
Michael R. Nicolais
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     Ernst & Young acted as our independent auditors to audit our books and records for fiscal year 2006, and the audit committee has appointed Ernst & Young as our independent auditors for fiscal year 2007, subject to ratification by our stockholders.
     We believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not ratify the appointment, our audit committee will reconsider whether or not to retain Ernst & Young, but still may elect to retain them. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
     Representatives of Ernst & Young are expected to be present for the annual meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.
Recommendation of the Board
     Our board unanimously recommends a vote “for” the ratification of the appointment by our board of directors of Ernst & Young as the Company’s auditors for fiscal year ended March 31, 2007.
OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING
     Our board of directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
     Next year’s annual meeting of stockholders is scheduled to be held on July 26, 2007. In order to be considered for inclusion in the Company’s proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of the Secretary, not later than February 20, 2007.
     For any proposal that is not submitted for inclusion in our proxy material for the 2007 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company is notified about the proposal on or before April 27, 2007, and the stockholder satisfies the other requirements of Rule 14a-4(c). Our Bylaws provide that, to be considered at the 2007 annual meeting, a stockholder proposal must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on January 26, 2007 and ending April 27, 2007, and must contain the information specified by and otherwise comply with our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive office.
FORM 10-K
     Stockholders entitled to vote at the meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

By Order of the Board of Directors

JAMES H. GRAASS
Executive Vice President,
General Counsel and Secretary

Dallas, Texas
June 21, 2006

	Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE
The Board of Directors recommends that you vote FOR the election of the nominees in Item 1 and FOR the Proposal in Item 2.

1.	Election of Directors listed below.	FOR all nominees	WITHHOLD AUTHORITY
		listed below	to vote for all
		(except as marked	nominees listed
		to the contrary)	below
		☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)
01 F. William Barnett, 02 O.G. Dagnan and 03 David W. Quinn

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT
THE ANNUAL MEETING.

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2007.	☐	☐	☐

3.	In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 and, at the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournment thereof. By executing this proxy, the undersigned hereby revokes prior proxies relating to the meeting.

Dated:	, 2006

Signature

Signature

NOTE: please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/exp		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the
enclosed postage-paid
envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

EAGLE MATERIALS INC.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of stockholders - July 27, 2006

The undersigned hereby appoints James H. Graass and Steven R. Rowley (acting unanimously or, if only one be present, by that one alone), and each of them, proxies, with full power of substitution to each, to vote , as specified on the reverse side, at the Annual Meeting of Stockholders of Eagle Materials Inc. to be held July 27, 2006, or any adjournment thereof, all shares of Common Stock of Eagle Materials Inc. registered in the name of the undersigned a the close of business on June 2, 2006.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.

By execution of this proxy, you hereby acknowledge receipt herewith of the Notice of Annual Meeting and Proxy Statement for the July 27, 2006 Annual Meeting.

READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
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